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                                       December 12, 1996



Mr. Erl A. Schmiesing
Chairman, President and Chief Executive Officer
Homeland Bankshares Corporation
229 E. Park Avenue
Waterloo, Iowa  50704

Re:  Magna Group, Inc./Homeland Bankshares Corporation

Gentlemen:

     We have acted as counsel to Homeland Bankshares Corporation ("Homeland"), in connection with the proposed merger (the "Merger") of Homeland with and into HBC Acquisition Sub, Inc. ("Sub"), a wholly owned subsidiary of the Magna Group, Inc. ("Magna"), pursuant to the terms of the Agreement and Plan of Reorganization dated as of August 30, 1996 (the "Reorganization Agreement") by and among Magna and Homeland, and the Plan of Merger (the "Merger Agreement" and together with the Reorganization Agreement, the "Agreements") by and among Homeland and Magna, each as described in the Registration Statement on Form S-4 to be filed by Magna with the Securities and Exchange Commission today (the "Registration Statement"). This opinion is being rendered pursuant to the

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requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreements, (ii) the Registration Statement; (iii) Officer's Certificates of Homeland and Magna (copies of which are attached hereto);
and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. For purposes of the opinion set forth below, we have relied, with the consent of Magna and the consent of Homeland, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the Officer's Certificates of Homeland and Magna, and have assumed that such certificates will be complete and accurate as of the Effective Time.

     Based upon and subject to the foregoing, the discussion contained in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Certain Federal Income Tax Consequences", except as otherwise indicated, expresses

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our opinion as to the material Federal income tax consequences applicable to holders of Homeland Common Stock. You should be aware, however, that the discussion under the caption "Certain Federal Income Tax Consequences" in the Prospectus represents our conclusions as to the application of existing law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Nyemaster, Goode, McLaughlin, Voigts, West, Hansell & O'Brien, P.C. under the heading "Certain Federal Income Tax Consequences" in the Registration Statement and the Prospectus.

                                       Sincerely,


                                       /s/ Steven J. Roy


                                       Steven J. Roy


SJR/cab